CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 18, 2024, with respect to the consolidated financial statements of Durango Permian LLC for the year ended December 31, 2023 included in this Current Report on Form 8-K/A of Kinetik Holdings Inc. We consent to the incorporation by reference of said report in the Registration Statements of Kinetik Holdings Inc. on Forms S-3 (File No. 333-264117, File No. 333-266106 and File No. 333-262043) and Forms S-8 (File No. 333-279548 and File No. 333-234475).

/s/ GRANT THORNTON LLP

Houston, Texas
August 30, 2024